Issuer Free Writing Prospectus dated September 3, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated September 2, 2025
Registration Statement No. 333-289451

September 2025 Bend NovaTech Group Limited Proposed Nasdaq Ticker: BENN Investor Presentation Issuer Free Writing Prospectus dated September 2, 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus date d September 2, 2025 Registration Statement No. 333 - 289451

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. FREE WRITING PROSPECTUS DISCLAIMER This free writing prospectus related to the proposed public offering of ordinary shares, par value US $ 0 . 0001 each (“Ordinary Shares”) of Bend NovaTech Group Limited (“we”, “us” or “our”) and highlight basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing in our Ordinary Shares and should be read together with the registration statement on Form F - 1 (File No . 333 - 289451 ) (the “Registration Statement”) we filed with the U . S . Securities and Exchange Commission (“SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2072315 / 000121390025083300 /ea 0255487 - f 1 a 1 _bend . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirely for more complete information about us and the offering . You may get these documents for free for visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we or the representative of our underwriters will arrange to send you the preliminary prospectus if you contact either Craft Capital Management LLC by email at info@craftcm . com or Revere Securities LLC by email at contact@reveresecurities . com , or contact us by email at finance@stg - rebar . com . This presentation and any oral statements made in connection with this presentation do not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction . The Ordinary Shares may only be sold pursuant to an effective registration statement filed with the SEC . This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk . We undertake no duty to update such estimates .

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. FORWARD - LOOKING STATEMENTS This prospectus includes forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time and time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not reply upon the forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to confirm these statements to actual results of revised expectations .

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. OFFERING SUMMARY Bend NovaTech Group Limited Issuer Ordinary Shares Securities Initial Public Offering Offering Type BENN Proposed Nasdaq Ticker 1,250,000 Ordinary Shares, or 1,437,500 Ordinary Shares if the underwriters exercise their over - allotment option in full Securities Offered • 23,750,000 Ordinary Shares outstanding before the Offering • 25,000,000 Ordinary Shares outstanding after the Offering (or 25,187,500 Ordinary Shares if the underwriters exercise the over - allotment option in full) Shares Outstanding $4.00 to $6.00 per Ordinary Share Offering Price $6,250,000 if the underwriters do not exercise the Over - Allotment Option, and $7,187,500 if the underwriters exercise the Over - Allotment Option in full (assuming Offering Price of $5.00) Gross Proceeds • A pproximately 70% for enhancement of production capacity; • Approximately 20% for recruitment of additional personnel for middle management and operations; and • Approximately 10% for working capital for general corporate purposes Use of Proceeds Craft Capital Management LLC and Revere Securities LLC Underwriters

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. COMPANY OVERVIEW Who we are : • We are a steel reinforcing bars service provider in Hong Kong, operating one of the six steel reinforcing bar prefabrication yards approved by the Hong Kong Civil Engineering and Development Department in Hong Kong, providing customized offsite cut - and - bend services to our customers • Our direct customers are mostly the registered general building contractors under the HKBO and subcontractors of various types of building and infrastructure projects in Hong Kong . The customers of our public sector projects have primarily been the general contractors engaged by different Hong Kong government departments, authorities and statutory bodies, while the customers of our private sector projects have been the general contractors engaged by private property developers • Our revenue mainly generated from : Private Sector Projects mostly private commercial, residential and industrial developments Public Sector Projects infrastructure, public facilities and public residential developments

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. CORPORATE STRUCTURE Our corporate structure upon completion of this Offering

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. BUSINESS OVERVIEW Steel reinforcing bar, or commonly known as rebar, is a vital component of the construction industry, providing strength to concrete structures such as foundations, buildings and bridges • The prefabricated steel reinforcing bars produced by us are ready for immediate use, with consistent product quality and full traceability that would reduce the works on construction site, thus yielding better safety and less construction wastage • We operate an off - site prefabrication yard in Hong Kong which process and fabricate steel bar required by our customers . The major fabrication process of steel reinforcing bars include : ( i ) Materials inspection (ii) Cutting and forming (iii) Product inspection • Our prefabrication yard is equipped with advanced automatic cut and bend machines which has a gross floor area of 54 , 774 sq . m . Our principal machinery includes cutting and bending machines and well - equipped to be used for fabricating steel bars into different sizes and shapes Materials inspection Cutting and forming Product inspection

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. BUSINESS OVERVIEW PRINCIPAL STEPS OF OUR OPERATIONS New business opportunities : usually invited by our customers to submit a quotation for a potential project Preliminary project assessment and submission of quotation : consider various factors and if acceptable based on our review and assessment, prepare and submit a quotation to our customer Acceptance of quotations : if engaged, we are informed of the acceptance of our quotation when our customer returns a signed quotation confirming its acceptance of the terms Planning : discuss with the customers and confirm the product specification and overall delivery schedule and form production team Equipment : process the reinforcing bars at our prefabrication yard in Hong Kong Monitoring and quality inspection : production team will monitor work progress, performance, and production schedule, handle and respond to requests from our customer and follow - up matters and check the quality of steel bars Delivery of processed reinforcing bars to customers : deliver the steel reinforcement bars to our customers’ construction sites and charge our customers transportation fee Order completion : order is normally regarded as completed when required steel reinforcing bars have been duly delivered and accepted by our customers Supply of raw materials : our customers will generally provide us with the required raw materials (i . e . steel bar/coil) for our processing

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. INVESTMENT HIGHLIGHTS Commitment to innovative technology Our steel products and quality management are recognized by Hong Kong Government x Setting up of operation base in the Yuen Long InnoPark in 2021 , being one of the facilities managed by The Hong Kong Science and Technology Parks Corporation designated for the development of innovation and technology - driven projects in Hong Kong x Commissioned the Hong Kong Productivity Council as our technical consultant to design and build four intelligent production lines in 2022 x Our continuous application of advanced technology in our production lines has enabled us to record significant growth in revenue and gross profit margin x Admitted as one of the six CEDD - approved off - site steel reinforcing bar prefabrication yard in the Government Approved List x Able to participate in more government construction projects, as such revenue from our public sector construction projects in the fiscal year of 2024 increased to $ 9 . 3 million from $ 3 . 5 million for the fiscal year of 2023

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. INVESTMENT HIGHLIGHTS One of the top service providers in the Hong Kong reinforcing bar industry with an established reputation and proven track record Visionary and experienced management team with strong technical and operational expertise x Supplied prefabricated steel reinforcing bars products to a wide range of building and infrastructure projects, including private residential and commercial building development, public housing development, infrastructures and public facilities x Grown significantly to become one of the industry leaders accounting for 30 % of the market share since our establishment in 2021 x Management team has extensive industry knowledge and production experience in the steel reinforcing bar industry in Hong Kong x Established a strong and dedicated execution team to work with our existing and potential customers to meet their needs and market trends x Maintain frequent interactions with our customers to get their feedback on the quality of our steel products and make regular inspections

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. INVESTMENT HIGHLIGHTS Our automated off - site prefabrication yard provides solution to meet the rising demand of the Hong Kong construction industry Committed to complying with and even exceeding applicable industrial and safety standards and quality control x Highly automated off - site prefabrication yard leads the conversion of the Hong Kong construction steel supply to create production solutions that are safe, customized to the construction project blueprint, significant improvement in inventory and manpower management and reduction in material wastage x Our quality management system and environmental management system for storage, handling, fabrication, sampling, testing and supply of prefabricated reinforcing bar products were certified by Hong Kong Quality Assurance Agent x Our strict quality control policy and systematic working procedures are aimed at ensuring that the reinforcing bars excel those of our competitors

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. BOARD AND MANAGEMENT TEAM Ms . Ching Yi Li Executive Director & CEO Ms . Ching Yi Li is our executive director and chief executive officer . She became the chief executive officer of STG in 2024 . Ms . Li has substantial experience in the construction industry and is experienced in project management, regulatory compliance and stakeholder engagement . Her extensive network and hands - on experience in the industry has enabled her to consistently deliver results across complex projects . Ms . Li’s strategic approach and market knowledge have been instrumental in driving our success and operational excellence . Ms . Li holds a Bachelor of Arts in Business Administration from Coventry University . Ms . Wai Yan Chan Executive Director & CFO Ms . Wai Yan Chan is our executive director and chief financial officer . Ms . Chan is currently the independent non - executive director of China New Holdings Limited (SEHK : 8125 ) and Hope Life International Holdings Limited (SEHK : 1683 ) . In 2024 and 2025 , Ms . Chan served as the independent director of OneConstruction Group Limited (NASDAQ : ONEG) . Ms . Chan is a member of the Hong Kong Institute of Certified Public Accountants and holds a Bachelor of Science (Accounting) from University of Hull .

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. BOARD AND MANAGEMENT TEAM Ms . Xiaomin Yu Independent Director Nominee Ms . Xiao Min Yu will begin serving as our independent Director immediately upon our registration statement on Form F - 1 becoming effective , of which this prospectus forms part . She will serve as the chairperson of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee . Ms . Yu has 30 years of experience in corporate management, business development and financial management . She is currently the financial controller of a company engaged in household business in Hong Kong . Ms . Yu holds a master’s degree in business administration from Hong Kong Metropolitan University . Ms . Hongqin Zhao Independent Director Nominee Ms . Hongqin Zhao will begin serving as our independent Director immediately upon our registration statement on Form F - 1 becoming effective , of which this prospectus forms part . She will serve as the chairperson of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee . Ms . Zhao has over 25 years of experience in financial reporting and investment analysis and is currently the independent non - executive director of Hope Life International Holdings Limited (SEHK : 1683 ) . Ms . Zhao holds a bachelor’s degree in accounting from Anhui University . Mr . Jianwen Shi Independent Director Nominee Mr . Jianmen Shi will begin serving as our independent Director immediately upon our registration statement on Form F - 1 becoming effective , of which this prospectus forms part . He will serve as the chairperson of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee . Mr . Shi has extensive experience in corporate operation and management within the supply chain industry and is the general manager of a supply chain management company . He is currently the independent non - executive director of Hang Yick Holdings Company Limited (SEHK : 1894 ) . Mr . Shi holds a bachelor’s degree in economics from Beijing Institute of Technology .

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. INDUSTRY OVERVIEW Construction Expenditure in Hong Kong for building works in both public and private sectors and civil works in the public sector ( 2019 – 2027 E) Based on the Construction Industry Council of Hong Kong, the expenditure for the infrastructure projects construction work in Ho ng Kong is expected to further increase from a forecasted average of $21.6 billion in 2026 to $22.8 billion in 2027, representing a CAGR of 5.3% from 2022

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. GROWTH STRATEGIES Increase our market share • With our experienced management team and proven track record as well as the advanced production lines in our prefabrication yard, we are well - positioned to capture the growing demand arising from the modernization of the Hong Kong construction industry promulgated by the Hong Kong government • We aspire to expand our focus to deploying resources to compete for additional and more sizeable construction projects and intend to expand our present scale of operation, to enable it to compete for additional and more sizeable projects to increase our market share Expand our workforce • By expanding our manpower, we believe that it would have additional capacity to undertake more projects simultaneously while maintaining project management efficiency and service quality • We intend to expand our management and production team in order to enhance our production capacity along with the planned expansion in our business scale and operation . We currently plan to hire additional engineers and steel fabricators after this offering to cope with the intended growth in our business Enhance our technological and research and development competence • We intend to acquire additional advanced machineries to cope with the growth of our business and capitalize on the development of construction work in future and we plan to increase our production lines with the acquisition of more advanced equipment to enhance ( i ) our efficiency and technical capability and (ii) our resource deployment flexibility . • We are also committed to strengthening our research and development effort to improve the quality and cost - effectiveness of our cutting and bending services, while reducing overhead costs and servicing

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. FINANCIAL HIGHLIGHTS Revenue Revenue by Sector Commentary Public Sector Revenue by Type US$’000 113.4% 56.1% 43.9% 70.3% 29.7% 2023 2024 59.3% 40.7% 2023 13.2% 86.8% x Total revenue increased by 113 . 4% , which was attributable to the admission to the CEDD’s “List of Approved Steel Reinforcing Bar Prefabrication Yards” in February 2023 which had significantly enhanced market recognition and enabled Company to successfully bid more construction projects, particular construction projects from the public sector 6,171 13,168 2023 2024 2024

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. FINANCIAL HIGHLIGHTS Gross Profit Profit from Operations Profit Attributable to Shareholders US$’000 Gross Margin % US$’000 US$’000 512 3,601 8.3% 27.3% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2023 2024 (140) 2,404 (500) - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2023 2024 (550) 1,440 (1,000) (500) - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2023 2024

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculate, liquid and there is a risk of loss. Issuer Bend NovaTech Group Limited Email: finance@stg - rebar.com Tel: +852 2186 9085 Address: No. 51 & 53, Fu Hi Street, Yuen Long, Hong Kong +852 2186 9085 CONTACT Underwriter Revere Securities LLC Email: contact@reveresecurities.com Tel: +1 (212) 688 - 2238 Address: 560 Lexington Avenue, 16th Floor New York, NY 10022, USA Underwriter Craft Capital Management LLC Email: info@craftcm.com Tel: (800) 550 - 8411 (516) 833 - 1325 Address: 377 Oak St, Lower Concourse, Garden City, NY 11530